Exhibit 99.1

FOR IMMEDIATE RELEASE:

Date:	June 30, 2008
Contact:	Paul Zogas
President and Chief Executive Officer
708-598-9400

Midland Capital Holdings Corporation
Announces Deregistration with
Securities and Exchange Commission

BRIDGEVIEW, ILLINOIS, June 30, 2008 – Midland Capital Holdings Corporation (“Midland Capital”), (OTCBB: MCPH) announced today that its board of directors approved the termination of the registration of its common stock under the Securities Exchange Act of 1934. A Form 15 will be filed with the Securities and Exchange Commission (the “SEC”) on or about June 30, 2008 in order to effect such deregistration. The obligation of Midland Capital to file periodic reports with the SEC, including reports on Forms 10-K, 10-Q and 8-K, will cease upon filing of the Form 15. Once the Form 15 is effective, which is expected to occur within 90 days of filing, the obligations of Midland Capital to file proxy materials and other reports with the SEC will also cease.

According to Paul Zogas, President and Chief Executive Officer of Midland Capital, “Midland Capital is taking this action in order to reduce operating expenses. We believe that the continuing increased costs and administrative burdens of public company status, including our reporting obligations with the SEC, outweigh the benefits of public reporting.” Mr. Zogas also indicated that Midland Capital will continue to provide financial and other information with respect to the Company to stockholders on a periodic basis.

Midland Federal Savings and Loan Association has four full-service offices located in Bridgeview, Chicago and Homer Glen, Illinois. At March 31, 2008, Midland Capital had $119.0 million in assets, $104.1 million in deposits and $13.9 million in stockholder’s equity.